Exhibit 3.1

EXECUTION VERSION

AMENDMENT NO. 1 TO THE

SECOND AMENDED AND RESTATED

DECLARATION OF TRUST

OF

CORPORATE CAPITAL TRUST II

This Amendment No. 1, dated as of December 16, 2019 (this “Amendment”), amends that certain Second Amended and Restated Declaration of Trust, dated February 12, 2016 (the “Declaration of Trust”), of Corporate Capital Trust II (the “Company”).

WHEREAS, pursuant to Section 6.1 of the Declaration of Trust, the board of trustees of the Company (the “Board”) and the shareholders of the Company (the “Shareholders”), upon approval by the holders of more than fifty percent (50%) of the outstanding shares of the Company entitled to vote thereon, may amend the Declaration of Trust;

WHEREAS, the Board, including a majority of the independent trustees, approved and recommended that the Shareholders approve, the Amendment on May 28, 2019; and

WHEREAS, a majority of the Shareholders approved and adopted this Amendment at a meeting of the shareholders held on November 6, 2019.

NOW, THEREFORE, pursuant to Section 6.1 of the Declaration of Trust, the Declaration of Trust is amended as follows:

1. Amendment to Section 1.2. The definitions of “Roll-Up Entity” and “Roll-Up Transaction” contained in Section 1.2 of the Declaration of Trust are deleted in their entirety.

2. Amendment to Section 10.6. Section 10.6 of the Declaration of Trust is deleted in its entirety and replaced with the following:

“Reserved.”

3. Amendment to Section 12.1. Section 12.1 of the Declaration of Trust is deleted in its entirety and replaced with the following:

“Reserved.”

4. Entire Agreement. Except as amended herein, the Declaration of Trust shall remain in full force and effect.

5. Effective Date. This Amendment shall be effective as of the date of its execution.

6. Counterparts. This Amendment may be executed simultaneously in two or more counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

TRUSTEES:

/s/ Todd Builione
Todd C. Builione

/s/ James H. Kropp
James H. Kropp

/s/ Mark D. Linsz
Mark D. Linsz

/s/ Thomas W. Morgan
Thomas W. Morgan

DELAWARE TRUSTEE:

THE CORPORATION TRUST COMPANY

By:	/s/ Jennifer A. Schwartz
Name: Jennifer A. Schwartz
Title: Assistant Vice President